Exhibit 8.1

List of subsidiaries

Subsidiaries	Place of Incorporation	Percentage of ownership
Solar Juice (HK) Limited	Hong Kong	100%
SolarBao E-commerce (HK) Limited	Hong Kong	100%
Yes Solar (HK) Limited	Hong Kong	100%
SPI Orange Power (HK) Limited	Hong Kong	100%
Green Energy Leasing (HK) Limited	Hong Kong	100%
B&J (HK) Trading Company Limited	Hong Kong	100%
SPI Renewable Energy (Luxembourg) Private Limited Company S.a.r.l.(1)	Luxembourg	100%
ItalsolarS.r.l.	Italy	100%
Yes! Solar Inc.	U.S.	100%
Yes Solar (MY )SdnBhd	Malaysia	100%
Yes Solar (SG)Pte Ltd	Singapore	100%
Yes Solar Holding Pte Ltd.	Singapore	100%
SPI Solar New Jersey, Inc.	U.S.	100%
Calwaii Power Holding, LLC	U.S.	100%
SPI Solar, Inc.	U.S.	100%
Solar Juice Pty Limited	Australia	80%
SPI Solar Japan G.K.(2)	Japan	97%
Solar Hub Utilities, LLC	US	100%
JP Energy Partners, LP	US	100%
Solar Power Inc. UK Services Limited	U.K.	100%
Emotion Energy Solar One Limited	U.K.	100%
CairnhillSolarfield Limited	U.K.	100%
Sinsin Renewable Investment Limited (Malta)(3)	Greece	100%